CERIDIAN

Exhibit 99.2

Q2 2021

Stockholder letter

Intelligence at work

David Ossip
Chairman and CEO

From the CEO

Dear Fellow Stockholders,

I am pleased to share that we had strong financial performance in the second quarter. Our results were meaningfully above guidance across all metrics. Dayforce recurring revenue, excluding float revenue, grew by 30%, and total revenue, including Powerpay and Bureau revenue, also grew by 30%.

Based on our solid execution and increased confidence in employment levels at our customers, we are raising our guidance and we now expect:

•	In the third quarter of 2021, Dayforce recurring revenue, excluding float revenue, to grow 31% to 32%, or 30% to 31% on a constant currency basis;
•	In the fourth quarter of 2021, Dayforce recurring revenue, excluding float revenue, to grow 32% to 33%, or 31% to 32% on a constant currency basis; and
•	For the full year of 2021, total revenue between $1,008 and $1,018 million and Adjusted EBITDA between $155 and $165 million.

We were pleased with our second quarter sales performance, which was above both 2019 and 2020. We continue to see success in the enterprise and large enterprise segments, and we also saw solid traction in the major market segments. The number of opportunities closed during the second quarter grew significantly compared to 2019 and 2020 levels.

In addition, over 35% of new Dayforce customers have purchased a comprehensive product suite, and we continued to see strong add-on sales of additional modules, at approximately 25%, into our existing customer base.

Our pipeline is strong, and we expect healthy sales performance to continue into the second half of 2021.

We believe with the execution and momentum we are seeing across the company that we are strongly positioned to advance our leadership in the global HCM market.

While the COVID-19 pandemic is not over, many of our customers and prospective customers are returning to newly designed offices with redefined digital strategies and initiatives to drive growth.

Every organization faces a new world of work that is more fluid, borderless, and always-on than ever before. With these new realities come significant compliance complexities, challenges to unify company cultures in a hybrid environment, and a hyper-competitive talent landscape. In this tight talent market, organizations need to augment their workforce quickly with gig workers, retirees, and contingent workers to stay competitive.

Employees are now driving their own work agenda. They want to work from anywhere - home and office – to get their work done and collaborate with their teams. They want to grow their skills and careers, and they will change employers quickly to do so. They also are taking on more – sometimes working two or three jobs.

Most importantly, they want more health and financial wellness woven into their day-to-day work life and employee experience.

Ceridian has focused its investments and innovation in areas that will address these unique challenges, making Dayforce into the engine powering the future of work for our customers.

1	|	Q2 2021 Stockholder letter

Our customers rely on Dayforce for data-driven intelligence to better inform all aspects of decision-making in their businesses; to provide engaging employee experiences, like Dayforce Wallet, with “always-on” consumer-grade technology; and to easily manage global compliance complexity resulting from borderless work.

We look forward to sharing more about where we believe the future of work is headed at the Ceridian World Tour – our innovative new live and virtual event series that will bring leaders and experts together to connect, learn, and share thinking on the workplace of the future. The event series kicks-off in Las Vegas on October 4-7 and will be followed by events in New York, London, Singapore, and Melbourne.

Our sustainable growth agenda, anchored in five strategic levers, continues to guide our focus and execution:

•	Acquiring new customers in the markets where we have seen success to date;
•	Extending the Dayforce platform, allowing us to deliver more value to our current and prospective customers;
•	Expanding within the enterprise segment;
•	Accelerating our global expansion both by serving local customers in new geographies, and by extending our scope to service global multinational customers;
•	Driving incremental value for our customers by innovating in adjacent markets around our core HCM suite, such as Dayforce Wallet.

We are seeing significant momentum across all aspects of our business, particularly in our pace of innovation. In the second quarter, we delivered important advancements in workforce management, talent intelligence, and our consumer-grade user experience.

In addition, following the launch of Dayforce Wallet in Canada, we now have more than 600 Dayforce Wallet customers, with over 200 customers live. We are also seeing impressive transaction and spending patterns, with more than 24 transactions per active cardholder per month. This underscores the Dayforce Card as a top of wallet, go-to card for spending.

2	|	Q2 2021 Stockholder letter

Looking across the entire Dayforce platform, we continue to keep customer satisfaction at the center of everything we do by ensuring we take customers live quickly, predictably, and on time. In the second quarter, our core delivery metrics remained strong, and continued to meaningfully improve alongside our customer satisfaction scores.

We made strong progress on our global expansion efforts, as more organizations turn to Ceridian to support their own global growth initiatives. In the second quarter, global sales in Europe, Middle East and Africa (EMEA) and Asia-Pacific Japan (APJ) were up five times over the same period last year.

In the APJ region, we are seeing very positive results from our recent acquisition of Ascender, which builds on the strategic investments we’ve made in the region with Singapore-based Excelity and Australia-based RITEQ over the last 24 months.

We made strong progress on our global expansion efforts, as more organizations turn to Ceridian to support their global growth initiatives

It is worth noting that the Dayforce revenue sold to RITEQ customers now exceeds RITEQ’s recurring revenue at the time of the acquisition. This is consistent with our acquisition thesis and is an example of the upsell revenue potential from Excelity and Ascender clients. We expect that we will deliver additional value to Ascender’s customers through the full-suite HCM capabilities in Dayforce. And we expect to begin selling Dayforce into the Ascender customer base in Australia and New Zealand in the second half of this year.

We are seeing significant momentum across all areas of the business in all geographies. We are executing very well against our global growth agenda, delivering measurable value to our customers, and we believe we are in a strong position to continue to grow profitably with the long-term global opportunity in front of us.

Financial highlights

We are very pleased with our strong financial and operating performance in the second quarter. Our financial results were meaningfully above our guidance across all metrics.

We maintained very strong topline growth driven by Dayforce recurring revenue, which grew by 30% excluding float revenue, or 27% on a constant currency basis.

Employee counts at our Dayforce customers began to show improvement compared to the first quarter. The average employee count per Dayforce customer is now larger than pre-pandemic levels, reflective of our move into enterprise and better employment levels. This is expected to benefit our second half 2021 revenue. The financial impact of this improvement was minimal to our second quarter 2021 revenue, and in-line with our expectations.

Cloud recurring gross margin was 72.0%, up 130 basis points compared to the second quarter of 2020. Excluding float revenue cloud recurring gross margin expanded by 200 basis points.

Customer highlights

We see continued resilience and growth in our customer base as our customers create new hybrid work models and build for the future.

We ended the second quarter with 5,164 customers live on the Dayforce platform, a net increase of 125 customers since the first quarter, and a 12% increase compared to the second quarter of 2020. Reflecting both a larger average customer size and our success at selling a broader HCM suite, trailing twelve-month Dayforce recurring revenue per customer for the same period was $103,757, up 11%* year-over-year. And incremental Dayforce recurring revenue per customer for the same period increased by 8% to $186,631.*

* Excluding float revenue, Ascender revenue, and COVID-19
volume impact, on a constant currency basis

3	|	Q2 2021 Stockholder letter

During the quarter, we took some notable companies live on Dayforce and expanded functionality with key customers, including:

•

A large cruise line with more than 8,000 employees across its US and Canadian populations went live on Dayforce with core HR, workforce management, and payroll. They selected Dayforce for the ability to operate in multiple currencies, and for a flexible and scalable solution aligning to their organizational growth. The next phases of implementation involve Australia, New Zealand, as well as several countries across APJ and the Caribbean.

•

A large staffing organization with over 5,000 employees and operations in 30 states across the United States with a full suite including core HR, payroll, benefits, time and attendance, recruiting, performance management, compensation management, and learning.

•

One of the largest supermarket chains in Germany with more than 1,400 stores,130,000 employees, and which belongs to one of the world’s largest retailers. The company leverages Dayforce Advanced Scheduling to ease the burden of regulatory compliance and to identify store labor demands across seven European countries.

•

An environmental consulting firm with more than 1,300 employees, which implemented Dayforce in 2015, recently went live with a variety of additional functionality, including learning, compensation, performance, document management, succession planning, and onboarding.

We see continued resilience and growth in our customer base as our customers create new hybrid work models and build for the future

4	|	Q2 2021 Stockholder letter

Partner ecosystem

We are seeing strong momentum around our partner ecosystem, where our strategy is to broaden our global reach, expand further into the enterprise segment, and continue to deepen our industry expertise – all aimed at creating even more value of Dayforce for our customers.

In addition, our partner strategy will allow us to continue to meet the demands from our growth in a tight labor market, as we leverage the talented global teams of our systems integrator (SI) partners.

We currently have 21 partner organizations signed, and in the second quarter, we announced new partnerships with Deloitte and PwC to deliver industry expertise and best-in-class services to our mutual customers. We also continue to deepen our relationship with Accenture through its acquisition of REPL.

While our SI partners provide a valuable complement to our implementation and services teams, we also utilize their capabilities as a demand generation engine. During the second quarter, our SI-primed deals continued to grow, and our partner-referred pipeline is strong.

Sales highlights

We were pleased with our sales performance in the second quarter, and we expect strong momentum to continue into the second half of 2021.

In North America during the second quarter, we had continued success across enterprise and large enterprise markets:

•

The largest interactive fitness company in the market today, with 8,500 employees in 19 countries, chose Dayforce for their North American and global payroll. The company doubled in size during the pandemic due to increased market demand and expects an additional 100% growth within the next three years. Dayforce will provide a unified payroll solution, helping to increase compliance and global visibility into labor spend.

•	A Colorado-based health food retailer with operations in 20 states chose Dayforce as a

5	|	Q2 2021 Stockholder letter

modern, flexible solution to help improve the experience for their 4,200 employees. Our focus on innovation, strong compliance capabilities, and ability to customize the Dayforce configuration were key differentiators in this win.

•

A multinational delivery services company in Canada will migrate from a legacy Ceridian platform to Dayforce, a move that will help modernize the pay experience for 12,000 employees and administrators. The company’s decision to migrate was influenced by the capabilities in Dayforce to help drive payroll and labor scheduling efficiencies, along with the launch of Dayforce Wallet.

•

A leading geotechnical specialist contractor in the U.S. chose Dayforce to streamline pay and time for its 3,500-strong workforce. Dayforce will help provide visibility into labor scheduling and costs, while also simplifying compliance with complex union policies and requirements.

•

A behavioral health and supportive living services company with over 1,000 employees in the U.S. selected Dayforce to help overcome the challenges of a rapidly growing business. The company’s goal is to improve labor analytics reporting with the help of technology, while increasing visibility into workforce operations.

We continue to execute on the strategic growth lever of expanding internationally in APJ as well as across EMEA. Our key global wins during the second quarter included:

•	Coupa, a leader in business spend management software, selected Dayforce to replace multiple

We continue to execute on the strategic growth lever of expanding internationally in APJ as well as across EMEA systems with a single HCM solution that provides real-time data, global compliance, and an engaging employee experience to support global growth.

•

Dun & Bradstreet, a leading global provider of business decisioning data and analytics with more than 6,000 employees around the world, selected Ceridian and the Dayforce platform to increase organizational efficiency and to support their global growth.

•

A global leader of online car auctions chose Dayforce as a unified HCM solution to manage over 9,000 employees in 11 countries. Ceridian delivers the support and innovation that the company’s previous provider lacked. In addition, through robust data and reporting in a single system, the company will be able to streamline processes and establish consistency across global operations.

•

A veterinary care business with over 15,000 employees in the UK and Ireland selected Dayforce for HR, time, and managed payroll. The company has seen rapid growth since its launch in 2011, and we will provide both the flexible technology and the partnership needed to support their continued growth locally and across Europe.

•

A company at the forefront of the UK waste management industry for more than 100 years selected Dayforce to transform pay and time operations for over 10,000 employees. Having a real-time, unified solution will help the company improve payroll accuracy, maintain compliance, increase productivity, and gain better visibility into labor costs.

APJ highlights

As discussed, we are seeing positive results of our recent acquisition of Ascender, which builds on the strategic investments we’ve made in the region with Singapore-based Excelity and Australia-based RITEQ over the last 24 months.

We have created one sales team and go-to-market strategy across the region, and we are seeing success:

6	|	Q2 2021 Stockholder letter

•

A privately owned retailer and wholesaler in the clothing industry migrated from RITEQ workforce management to the full suite with Dayforce, including core HR, workforce management, Australia and New Zealand payroll, document management, dashboards, and single sign-on.

•	A non-governmental organization providing essential humanitarian services running Ascender payroll adopted Dayforce to transform its talent management processes.
•	A global clothing manufacturer is migrating from RITEQ and Ascender to Dayforce workforce management.

On product innovation in the region, we are expanding our native payrolls with the extension of our platform to support external payroll engines delivered with our single Dayforce user experience. It’s one product, one experience, and one contract across the globe.

Marketing highlights

In the second quarter, we continued to execute virtual events to drive demand and engage our customers and prospective customers with content and experiences to help them navigate the new world of work.

We hosted our HCM Summit for prospects and we also had more than 1,500 customer attendees at our first ever virtual Customer Summit.

Looking ahead, we are thrilled to introduce the Ceridian World Tour - our innovative new event series that will set a new bar for how we engage our customers, partners, and prospects around the globe.

The kickoff event will be in Las Vegas on October 4-7, 2021. Four events will follow in New York City, London, Singapore, and Melbourne. The events are designed to help organizations around the globe transform their operations and prepare for the borderless, skills-based, fluid, and always-on

7	|	Q2 2021 Stockholder letter

workplace of the future. They will have live and virtual programming to make it accessible to everyone.

We look forward to sharing more details in the coming weeks.

Product innovation

In the second quarter, we maintained our strong pace of innovation, furthering our ability to drive quantifiable value for our customers and differentiate Dayforce in the market.

We deepened our investment in talent intelligence, following our recent acquisition of Ideal (a market leader AI-based intelligence) by unleashing new talent skills matching and screening within Dayforce. With the incredible pressure on the talent acquisition markets right now, our AI-driven innovations are allowing our customers to make more rapid, accurate, efficient, and fair talent decisions. Additionally, we launched variable compensation plans to empower managers and administrators with data-informed compensation decisions as well as candidate self-scheduling to transform the traditional recruiting interviewing model from employer-driven to flexible scheduling that dramatically improve the candidate experience.

With Dayforce Hub we added deeper customer branding flexibility as well as several key personalization enhancements

We remain focused on providing a consumer-grade user experience that meets the rapidly evolving demands of an always-on workforce. With Dayforce Hub we added deeper customer branding flexibility as well as several key personalization enhancements. These enhancements include configurable widgets enabling essential experiences like continuous listening with engagement survey, seamless onboarding for remote employees, and pervasive learning which supports upskilling and reskilling, helping employees to continue to grow and thrive.

8	|	Q2 2021 Stockholder letter

We are also advancing the ease-of-use of Dayforce by simplifying the ability to find information with our efforts in a consumer-grade search experience with our Intelligent Search experience.

To create even more anytime access to Dayforce, we are building out our open API capabilities with integrations to workforce collaboration tools like Microsoft Teams and Slack which enables work to get done anywhere, within any interface.

We continue to deliver best in class global regulatory and legislative compliance for our customers with over a dozen compliance-related enhancement shipped in the quarter. Additionally, we are developing our native payroll offerings with plans to release payroll in Germany and across several APJ countries including Singapore, Philippines, Indonesia, Malaysia, Hong Kong, Thailand, Taiwan, and South Korea in the year-ahead.

Dayforce Wallet

We have seen strong market momentum for Dayforce Wallet. We now have more than 600 customers signed with over 200 customers live on Dayforce Wallet. Within our live customers, registration rates continue to be strong, and inside our top quartile of customers, registration rates are averaging approximately 40% of eligible users.

We also are seeing impressive transaction and spending patterns further positioning the Dayforce Card as a top of wallet, go-to card for spending earned money. The average active Wallet holder loads money on their Wallet 5 to 6 times per month at an average of approximately $120 per load. In addition, an average active user transacts with the card approximately 24 times per month - almost every day.

The average active Dayforce Wallet user transacts with the card approx. 24 times per month

We are planning to introduce new features into Dayforce Wallet, such as rewards, seamless direct deposit, and more pay card functionality. We believe these features will enhance our Dayforce Wallet consumer experience and help improve financial wellness over the long term.

Summary

In summary, we are seeing significant momentum across all areas of the company. Our execution was strong across segments and geographies, and our financial performance exceeded expectations.

The world is far different than it was 18 months ago. Today, we stand at the intersection of two seismic events in the HCM industry: the return to work and the future of work. These two events pose challenges, but they are ripe with opportunity for the bold and the visionaries.

We stand at the intersection of

two seismic events in the HCM

industry: the return to work and

the future of work. These two

events pose challenges, but they

are ripe with opportunity for the

bold and the visionaries

I have spent much of the past quarter speaking to our customers about their return to work and desire to invest in and lean into digital solutions: Solutions that not only simplify workflows, increase accuracy, enhance compliance, and save money, but also solutions that provide critical data-driven insights to make faster, better-informed decisions.

Our customer focus, our single solution product and technology, our scale, and our geographic reach, coupled with the tremendous resilience we are seeing in our customer base, give us tremendous optimism and confidence in our ability to lead the industry.

In the second half of 2021, we will continue investing in Dayforce to help our customers drive scale and attract, develop, engage, and retain their most precious asset: Talent. That’s the Dayforce difference. And that’s how we deliver value to our customers and to you: our fellow stockholders.

9	|	Q2 2021 Stockholder letter

Noémie Heuland
EVP and Chief Financial Officer

From the CFO

The quarterly financial highlights and business outlook below are on a year-over-year basis and reported in U.S. dollars, unless otherwise stated.

Revenue

Our financial performance in the second quarter of 2021 was strong:

•	Dayforce recurring revenue increased by $32.1 million, or 27%, to $150.6 million. Excluding float revenue, Dayforce recurring revenue increased by 30%, or 27% on a constant currency basis.
•	Dayforce revenue increased by $37.1 million, or 24.5%, to $188.6 million. Excluding float revenue, Dayforce revenue increased by 26.5%, or 23% on a constant currency basis.
•	Powerpay revenue increased by $4.4 million, or 27%, to $20.8 million. Excluding float revenue, Powerpay revenue increased by 29%, or 14% on a constant currency basis.
•

Cloud revenue, which includes both Dayforce and Powerpay, increased by $41.5 million, or 25%, to $209.4 million. Excluding float revenue, Cloud revenue increased by 27%, or 22% on a constant currency basis.

•	Total revenue increased by $57.8 million, or 30%, to $250.4 million. Excluding float revenue, total revenue increased by 32.5%, or 28% on a constant currency basis.

Our second quarter results included $22.9 million of Ascender revenue, of which $5.0 million was recognized in Dayforce recurring revenue, $1.1 million was recognized in Dayforce professional services and other revenue, and $16.8 million was recognized in Bureau revenue.

The average float balance for our customer funds during the second quarter increased 27% to $3,771 million, compared to $2,977 million. The average yield on our float balance was 1.11% during the second quarter, a decline of 44 basis points. As a result, float revenue from invested customer funds was $10.4 million in the second quarter, compared to $11.5 million. The allocation of second quarter 2021 float revenue to Dayforce and Cloud revenue was $7.5 million and $9.5 million, respectively.

Impact of COVID-19

As anticipated, the COVID-19 pandemic has had an adverse impact on revenue during the second quarter, primarily in the form of lower employment levels at our customers, and lower demand for professional services.

We estimate that lower employment levels at our customers adversely affected second quarter revenue by approximately $7.5 million, of which approximately $6 million was related to Dayforce and approximately $1.5 million was related to Powerpay.

We believe that our ability to earn float revenue on invested customer funds is a positive aspect of our business model. Insofar as market investment rates return to pre-pandemic levels, we believe there is opportunity for high-margin float revenue to increase and provide a tailwind to future revenue growth and cash flow. Based on current market conditions, portfolio composition, and investment practices, a 100-basis point increase in market investment rates would result in an approximately $21 million increase in float revenue, and an approximately $14 million increase in cash flow, over the ensuing twelve-month period.

10	|	Q2 2021 Stockholder letter

Gross margin

In the second quarter of 2021, Cloud recurring gross margin was 72.0%, compared to 70.7%, an expansion of 130 basis points. Excluding float revenue, Cloud recurring gross margin expanded by 200 basis points despite an approximate $7.5 million headwind from lower employment levels due to the pandemic at Dayforce and Powerpay customers. Professional services and other gross margin was (11.8)%, compared to (13.1)% last year, an expansion of 130 basis points.

Earnings per share

Net loss in the second quarter of 2021 was $(25.8) million, or $(0.17) per diluted share, compared to net income of $5.5 million, or $0.04 per diluted share, primarily due to higher share-based compensation, lower float revenue, and lower revenue from employment impacts to our customers from the COVID-19 pandemic. Adjusted net income in the second quarter of 2021 was $9.1 million, or $0.06 per diluted share, compared to $19.4 million, or $0.13 per diluted share, in the second quarter of last year.

Adjusted EBITDA

Adjusted EBITDA increased by 6% to $39.9 million in the second quarter of 2021. Excluding float revenue, Adjusted EBITDA increased by 13%, and Adjusted EBITDA margin contracted by 210 basis points, reflecting adverse effects of the COVID-19 pandemic on our revenue and continued investment in product development and sales and marketing.

Depreciation and amortization

In the second quarter of 2021, depreciation and amortization increased by $11.2 million to $23.3 million. The increase is primarily driven by $8.8 million of depreciation and amortization from Ascender and Ideal, which includes amortization of intangible assets and depreciation of fixed assets.

Balance sheet and liquidity

As of June 30, 2021, we had cash and equivalents of $335 million, and our total debt balance was $1,247 million.

11	|	Q2 2021 Stockholder letter

Business Outlook

Based on information available to us as of August 4, 2021, we are raising our guidance for the remainder of the year as follows:

Third quarter 2021 guidance

•	Dayforce recurring revenue, excluding float revenue, of $151 million to $152 million, or an increase of 31% to 32% on a GAAP basis and 30% to 31% on a constant currency basis.
•	Dayforce recurring revenue of $158 million to $159 million, or an increase of 29% to 30% on a GAAP basis and 27% to 28% on a constant currency basis.
•	Dayforce revenue of $195 million to $197 million, or an increase of 24% to 25% on a GAAP basis and 22% to 23% on a constant currency basis.
•	Cloud revenue of $215 million to $218 million, or an increase of 22% to 23% on a GAAP basis and 20% to 22% on a constant currency basis.
•	Total revenue of $251 million to $255 million, or an increase of 23% to 25% on a GAAP basis and 21% to 23% on a constant currency basis.
•	Float revenue of $7 million within Dayforce revenue, $9 million within Cloud revenue, and $10 million within total revenue.
•	Adjusted EBITDA of $34 million to $38 million.

Fourth quarter 2021 guidance

•	Dayforce recurring revenue, excluding float revenue, of $163 million to $164 million, or an increase of 32% to 33% on a GAAP basis and 31% to 32% on a constant currency basis.

Full Year 2021 guidance

•	Dayforce recurring revenue, excluding float revenue, of $595 million to $597 million, or an increase of 28% to 29% on a GAAP basis and approximately 27% on a constant currency basis.
•	Dayforce recurring revenue of $625 million to $627 million, or an increase of approximately 25% on a GAAP basis and 23% to 24% on a constant currency basis.
•	Dayforce revenue of $778 million to $783 million, or an increase of 20% to 21% on a GAAP basis and 18% to 19% on a constant currency basis.
•	Cloud revenue of $863 million to $870 million, or an increase of 18% to 19% on a GAAP basis and 16% to 17% on a constant currency basis.
•	Total revenue of $1,008 million to $1,018 million, or an increase of 20% to 21% on a GAAP basis and 18% to 19% on a constant currency basis.
•	Float revenue of $30 million within Dayforce revenue, $38 million within Cloud revenue, and $41 million within total revenue.
•	Adjusted EBITDA of $155 million to $165 million.

Supplemental guidance details

Our full year 2021 guidance includes Ascender revenue of $72.5 million, of which $16 million is Dayforce recurring revenue, $4 million is Dayforce professional services and other revenue, and $52.5 million is Bureau revenue.

In each of the third and fourth quarters, our guidance includes Ascender revenue of $21.5 million, of which $4.5 million is Dayforce recurring revenue, $1 million is Dayforce professional services and other revenue, and $16 million is Bureau revenue.

As a result of the increased depreciation and amortization related to Ascender and Ideal, we now expect full year 2021 depreciation and amortization expense of approximately $85 million, an increase of approximately $20 million compared to our previous expectations. While this is a non-cash expense, and does not impact our Adjusted EBITDA, it will have a negative impact to net income and Adjusted net income compared to our previous expectations.

We have not reconciled the Adjusted EBITDA range for the third or fourth quarters of 2021 to the directly comparable GAAP financial measure because applicable information for the future period, on which this reconciliation would be based, is not readily available due to uncertainty regarding, and the

12	|	Q2 2021 Stockholder letter

potential variability of, share-based compensation expense and related employer taxes, changes in foreign currency exchange rates, and other items.

Dayforce

We had previously estimated a negative impact to Dayforce recurring revenue in the second quarter of 2021 of approximately $6 million as a result of lower employment levels at our customers. Actual results during the second quarter of 2021 were in line with our expectations.

In the third quarter of 2021, our guidance assumes a negative impact of approximately $3 million to our Dayforce recurring revenue, which would represent an improvement in employment levels at our customers of $3 million compared to the second quarter of 2021.

In the fourth quarter of 2021, our guidance assumes a negative impact of approximately $1.5 million to our Dayforce recurring revenue, which would represent an improvement in employment levels at our customers of $1.5 million compared to the third quarter of 2021.

Powerpay

We had previously estimated a negative impact to Powerpay recurring revenue in the second quarter of 2021 of approximately $1.5 million as a result of lower payroll processing at our customers. Actual results during the second quarter of 2021 were in line with our expectations.

In the third quarter of 2021, our guidance assumes a negative impact of approximately $1 million to our Powerpay recurring revenue, which would represent an improvement in payroll processing at our customers of $0.5 million compared to the second quarter of 2021.

In the fourth quarter of 2021, our guidance assumes a negative impact of approximately $0.5 million to our Powerpay recurring revenue, which would represent an improvement in payroll processing at our customers of $0.5 million compared to the third quarter of 2021.

Foreign exchange impacts

Our third and fourth quarter 2021 guidance assumes an average U.S. dollar to Canadian dollar foreign exchange rate of $1.27, compared to an average rate of $1.33 in the third quarter of 2020 and $1.30 in the fourth quarter of 2020.

For the full year 2021, our guidance assumes an average U.S. dollar to Canadian dollar foreign exchange rate of $1.26, compared to an average rate of $1.34 for the full year of 2020.

13	|	Q2 2021 Stockholder letter

Ceridian HCM Holding Inc.

Condensed consolidated balance sheets

(Dollars in millions, except share data)

	June 30,	December 31,
	2021	2020
	(unaudited)
Assets
Current assets:
Cash and equivalents	$335.2	$188.2
Restricted cash	2.0	—
Trade and other receivables, net	118.2	101.1
Prepaid expenses and other current assets	84.9	73.9
Total current assets before customer funds	540.3	363.2
Customer funds	3,215.4	3,759.4
Total current assets	3,755.7	4,122.6
Right of use lease asset	33.6	27.9
Property, plant, and equipment, net	146.2	136.4
Goodwill	2,329.5	2,031.8
Other intangible assets, net	341.2	195.0
Other assets	200.8	187.6
Total assets	$6,807.0	$6,701.3
Liabilities and equity
Current liabilities:
Current portion of long-term debt	$8.3	$7.2
Current portion of long-term lease liabilities	10.0	10.5
Accounts payable	39.0	38.9
Deferred revenue	43.2	24.4
Employee compensation and benefits	59.1	64.6
Other accrued expenses	42.5	20.5
Total current liabilities before customer funds obligations	202.1	166.1
Customer funds obligations	3,171.9	3,697.8
Total current liabilities	3,374.0	3,863.9
Long-term debt, less current portion	1,118.5	660.6
Employee benefit plans	22.6	24.4
Long-term lease liabilities, less current portion	41.4	33.6
Other liabilities	50.7	20.6
Total liabilities	4,607.2	4,603.1
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par, 500,000,000 shares authorized, 149,752,249 and 148,571,412 shares issued and outstanding, respectively	1.5	1.5
Additional paid in capital	2,739.8	2,606.5
Accumulated deficit	(278.8)	(233.8)
Accumulated other comprehensive loss	(262.7)	(276.0)
Total stockholders’ equity	2,199.8	2,098.2
Total liabilities and equity	$6,807.0	$6,701.3

14	|	Q2 2021 Stockholder letter

Ceridian HCM Holding Inc.

Condensed consolidated statements of operations

(Unaudited, dollars in millions, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020

Revenue:
Recurring	$208.1	$159.1	$404.1	$340.6
Professional services and other	42.3	33.5	80.8	74.7
Total revenue	250.4	192.6	484.9	415.3
Cost of revenue:
Recurring	65.4	49.3	125.1	101.5
Professional services and other	47.3	37.9	92.0	80.5
Product development and management	31.8	17.0	57.6	34.6
Depreciation and amortization	13.8	9.8	24.9	19.6
Total cost of revenue	158.3	114.0	299.6	236.2
Gross profit	92.1	78.6	185.3	179.1
Selling, general, and administrative	111.8	74.6	207.4	148.8
Operating (loss) profit	(19.7)	4.0	(22.1)	30.3
Interest expense, net	9.9	6.6	15.5	13.5
Other expense, net	8.2	0.3	12.8	2.9
(Loss) income before income taxes	(37.8)	(2.9)	(50.4)	13.9
Income tax benefit	(12.0)	(8.4)	(5.4)	(0.2)
Net (loss) income	$(25.8)	$5.5	$(45.0)	$14.1
Net (loss) income per share:
Basic	$(0.17)	$0.04	$(0.30)	$0.10
Diluted	$(0.17)	$0.04	$(0.30)	$0.09
Weighted-average shares outstanding:
Basic	149,293,833	145,593,019	149,006,538	145,119,172
Diluted	149,293,833	151,444,901	149,006,538	151,321,093

15	|	Q2 2021 Stockholder letter

Ceridian HCM Holding Inc.

Condensed consolidated statements of cash flows

(Unaudited, dollars in millions)

	Six months ended June 30,
	2021	2020

Net (loss) income	$(45.0)	$14.1
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Deferred income tax benefit	(29.2)	0.3
Depreciation and amortization	38.3	23.9
Amortization of debt issuance costs and debt discount	6.2	0.6
Provision for doubtful accounts	0.9	0.5
Net periodic pension and postretirement cost	4.4	1.7
Non-cash share-based compensation	54.2	27.8
Other	(0.4)	0.4
Changes in operating assets and liabilities excluding effects of acquisitions and divestitures:
Trade and other receivables	(3.7)	(3.8)
Prepaid expenses and other current assets	(12.1)	(6.4)
Accounts payable and other accrued expenses	(1.5)	(1.8)
Deferred revenue	1.7	(1.1)
Employee compensation and benefits	(14.3)	(21.3)
Accrued interest	0.4	0.2
Accrued taxes	27.4	(3.7)
Other assets and liabilities	(4.2)	(7.5)
Net cash provided by operating activities	23.1	23.9
Cash Flows from Investing Activities
Purchase of customer funds marketable securities	(280.8)	(24.8)
Proceeds from sale and maturity of customer funds marketable securities	276.2	214.0
Expenditures for property, plant, and equipment	(5.9)	(9.9)
Expenditures for software and technology	(25.4)	(19.8)
Acquisition costs, net of cash and restricted cash acquired	(373.6)	(58.3)
Net cash (used in) provided by investing activities	(409.5)	101.2
Cash Flows from Financing Activities
Increase in customer funds obligations, net	(566.1)	(571.4)
Proceeds from issuance of common stock under share-based compensation plans	34.4	51.5
Repayment of long-term debt obligations	(2.7)	(5.4)
Proceeds from revolving credit facility	295.0	295.0
Repayment of revolving credit facility	(295.0)	—
Proceeds from issuance of convertible senior notes, net of issuance costs	561.8	—
Purchases of capped calls related to convertible senior notes	(45.0)	—
Net cash used in financing activities	(17.6)	(230.3)
Effect of exchange rate changes on cash, restricted cash, and equivalents	6.7	(12.4)
Net decrease in cash, restricted cash, and equivalents	(397.3)	(117.6)
Cash, restricted cash, and equivalents at beginning of period	2,228.5	1,658.6
Cash, restricted cash, and equivalents at end of period	$1,831.2	$1,541.0
Reconciliation of cash, restricted cash, and equivalents to the condensed consolidated balance sheets
Cash and equivalents	$335.2	$526.9
Restricted cash	2.0	—
Restricted cash and equivalents included in customer funds	1,494.0	1,014.1
Total cash, restricted cash, and equivalents	$1,831.2	$1,541.0

16	|	Q2 2021 Stockholder letter

Ceridian HCM Holding Inc.

Revenue financial measures

(Unaudited)

	Three months ended June 30,		Percentage change in revenue as reported	Impact of changes in foreign currency (a)	Percentage change in revenue on constant currency basis (a)
	2021	2020	2021 vs. 2020		2021 vs. 2020
	($ in millions)
Revenue:
Dayforce recurring, excluding float	$143.1	$110.2	29.9%	3.3%	26.6%
Dayforce float	7.5	8.3	(9.6)%	3.7%	(13.3)%
Total Dayforce recurring	150.6	118.5	27.1%	3.3%	23.8%
Powerpay recurring, excluding float	18.5	14.4	28.5%	14.6%	13.9%
Powerpay float	2.0	1.8	11.1%	11.1%	(—)%
Total Powerpay recurring	20.5	16.2	26.5%	14.2%	12.3%
Total Cloud recurring	171.1	134.7	27.0%	4.6%	22.4%
Dayforce professional services and other	38.0	33.0	15.2%	4.0%	11.2%
Powerpay professional services and other	0.3	0.2	50.0%	(—)%	50.0%
Total Cloud professional services and other	38.3	33.2	15.4%	4.0%	11.4%
Total Cloud revenue	209.4	167.9	24.7%	4.4%	20.3%
Bureau recurring, excluding float	36.1	23.0	57.0%	2.2%	54.8%
Bureau float	0.9	1.4	(35.7)%	7.2%	(42.9)%
Total Bureau recurring	37.0	24.4	51.6%	2.4%	49.2%
Bureau professional services and other	4.0	0.3	1,233.3%	(—)%	1,233.3%
Total Bureau revenue	41.0	24.7	66.0%	2.4%	63.6%
Total revenue	$250.4	$192.6	30.0%	4.2%	25.8%

Dayforce	$188.6	$151.5	24.5%	3.4%	21.1%
Powerpay	20.8	16.4	26.8%	14.0%	12.8%
Total Cloud revenue	$209.4	$167.9	24.7%	4.4%	20.3%

Dayforce, excluding float	$181.1	$143.2	26.5%	3.5%	23.0%
Powerpay, excluding float	18.8	14.6	28.8%	14.4%	14.4%
Cloud revenue, excluding float	199.9	157.8	26.7%	4.5%	22.2%
Cloud float	9.5	10.1	(5.9)%	5.0%	(10.9)%
Total Cloud revenue	$209.4	$167.9	24.7%	4.4%	20.3%

(a)	We have calculated revenue on a constant currency basis by applying the average foreign exchange rate in effect during the comparable prior period.

17	|	Q2 2021 Stockholder letter

Ceridian HCM Holding Inc.

Revenue financial measures

(Unaudited)

	Six months ended June 30,		Percentage change in revenue as reported	Impact of changes in foreign currency (a)	Percentage change in revenue on constant currency basis (a)
	2021	2020	2021 vs. 2020		2021 vs. 2020
	($ in millions)
Revenue:
Dayforce recurring, excluding float	$280.7	$224.2	25.2%	2.4%	22.8%
Dayforce float	15.2	22.4	(32.1)%	1.8%	(33.9)%
Total Dayforce recurring	295.9	246.6	20.0%	2.3%	17.7%
Powerpay recurring, excluding float	36.9	33.4	10.5%	9.3%	1.2%
Powerpay float	3.9	4.6	(15.2)%	6.5%	(21.7)%
Total Powerpay recurring	40.8	38.0	7.4%	9.0%	(1.6)%
Total Cloud recurring	336.7	284.6	18.3%	3.2%	15.1%
Dayforce professional services and other	74.8	73.7	1.5%	3.0%	(1.5)%
Powerpay professional services and other	0.6	0.5	20.0%	20.0%	(—)%
Total Cloud professional services and other	75.4	74.2	1.6%	3.1%	(1.5)%
Total Cloud revenue	412.1	358.8	14.9%	3.2%	11.7%
Bureau recurring, excluding float	65.4	51.9	26.0%	1.7%	24.3%
Bureau float	2.0	4.1	(51.2)%	2.5%	(53.7)%
Total Bureau recurring	67.4	56.0	20.4%	1.8%	18.6%
Bureau professional services and other	5.4	0.5	980.0%	(—)%	980.0%
Total Bureau revenue	72.8	56.5	28.8%	1.7%	27.1%
Total revenue	$484.9	$415.3	16.8%	3.0%	13.8%

Dayforce	$370.7	$320.3	15.7%	2.4%	13.3%
Powerpay	41.4	38.5	7.5%	9.1%	(1.6)%
Total Cloud revenue	$412.1	$358.8	14.9%	3.2%	11.7%

Dayforce, excluding float	$355.5	$297.9	19.3%	2.5%	16.8%
Powerpay, excluding float	37.5	33.9	10.6%	9.4%	1.2%
Cloud revenue, excluding float	393.0	331.8	18.4%	3.2%	15.2%
Cloud float	19.1	27.0	(29.3)%	2.6%	(31.9)%
Total Cloud revenue	$412.1	$358.8	14.9%	3.2%	11.7%

(a)	We have calculated revenue on a constant currency basis by applying the average foreign exchange rate in effect during the comparable prior period.

18	|	Q2 2021 Stockholder letter

Ceridian HCM Holding Inc.

Reconciliation of GAAP to Non-GAAP financial measures

(Unaudited)

The following tables present a reconciliation of the reported results to our non-GAAP financial measures Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income (loss) for all periods presented:

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
	($ in millions)
Net (loss) income	$(25.8)	$5.5	$(45.0)	$14.1
Interest expense, net	9.9	6.6	15.5	13.5
Income tax benefit	(12.0)	(8.4)	(5.4)	(0.2)
Depreciation and amortization	23.3	12.1	38.3	23.9
EBITDA (a)	(4.6)	15.8	3.4	51.3
Foreign exchange loss (gain)	5.1	(0.5)	7.0	1.3
Share-based compensation (b)	31.9	16.5	54.9	29.2
Severance charges (c)	1.6	0.7	3.7	4.7
Restructuring consulting fees (d)	4.3	5.1	12.1	6.6
Other non-recurring charges (e)	1.6	(0.1)	3.3	(0.4)
Adjusted EBITDA	$39.9	$37.5	$84.4	$92.7
Adjusted EBITDA margin	15.9%	19.5%	17.4%	22.3%

(a)	We define EBITDA as net income or loss before interest, taxes, and depreciation and amortization.
(b)	Represents share-based compensation expense and related employer taxes.
(c)	Represents costs for severance compensation paid to employees whose positions have been eliminated or who have been terminated not for cause.
(d)

Represents consulting fees and expenses incurred during the periods presented in connection with any acquisition, investment, disposition, recapitalization, equity offering, issuance or repayment of debt, issuance of equity interests, or refinancing.

(e)

Represents (1) in 2021 the difference between the historical five-year average pension expense and the current period actuarially determined pension expense associated with the planned termination of the frozen U.S. pension plan and related changes in investment strategy associated with protecting the now fully funded status, (2) charges of $0.1 million and $0.4 million during the three and six months ended June 30, 2021 related to the abandonment of certain leased facilities, and (3) recovery in 2020 of duplicate payments associated with the 2019 isolated service incident.

19	|	Q2 2021 Stockholder letter

	Three months ended June 30, 2021
	As reported	Share-based compensation	Severance charges	Other (a)	Income tax effects (b)	Adjusted
	($ in millions, except per share data)
Cost of revenue:
Recurring	$65.4	$3.9	$0.6	$—	$—	$60.9
Professional services and other	47.3	2.7	0.1	—	—	44.5
Product development and management	31.8	4.8	—	—	—	27.0
Depreciation and amortization	13.8	—	—	—	—	13.8
Total cost of revenue	158.3	11.4	0.7	—	—	146.2
Sales and marketing	52.3	3.7	0.2	—	—	48.4
General and administrative	59.5	16.8	0.7	4.4	—	37.6
Operating (loss) profit	(19.7)	31.9	1.6	4.4	—	18.2
Other expense, net	8.2	—	—	6.6	—	1.6
Depreciation and amortization	23.3	—	—	—	—	23.3
EBITDA	$(4.6)	$31.9	$1.6	$11.0	$—	$39.9
Net (loss) income	$(25.8)	$31.9	$1.6	$11.0	$(9.6)	$9.1
Net (loss) income per share- basic (c)	$(0.17)	$0.21	$0.01	$0.07	$(0.06)	$0.06
Net (loss) income per share- diluted (c)	$(0.17)	$0.21	$0.01	$0.07	$(0.06)	$0.06

(a)

Other includes foreign exchange loss, restructuring consulting fees, the difference between the historical five-year average pension expense and the current period actuarially determined pension expense associated with the planned termination of the frozen U.S. pension plan and related changes in investment strategy associated with protecting the now fully funded status, and charges related to the abandonment of certain leased facilities.

(b)	Income tax effects have been calculated based on the statutory tax rates in effect in the U.S. and foreign jurisdictions during the quarter.
(c)

GAAP basic and diluted net income per share are calculated based upon 149,293,833 weighted-average shares of common stock, and Adjusted basic and diluted net income per share are calculated based upon 149,293,833 and 155,360,486 weighted-average shares of common stock, respectively.

20	|	Q2 2021 Stockholder letter

	Three months ended June 30, 2020
	As reported	Share-based compensation	Severance charges	Other (a)	Income tax effects (b)	Adjusted
	($ in millions, except per share data)
Cost of revenue:
Recurring	$49.3	$1.9	$—	$—	$—	$47.4
Professional services and other	37.9	1.0	0.1	—	—	36.8
Product development and management	17.0	1.4	0.1	—	—	15.5
Depreciation and amortization	9.8	—	—	—	—	9.8
Total cost of revenue	114.0	4.3	0.2	—	—	109.5
Sales and marketing	36.0	1.8	0.2	—	—	34.0
General and administrative	38.6	10.4	0.3	5.0	—	22.9
Operating profit	4.0	16.5	0.7	5.0	—	26.2
Other expense, net	0.3	—	—	(0.5)	—	0.8
Depreciation and amortization	12.1	—	—	—	—	12.1
EBITDA	$15.8	$16.5	$0.7	$4.5	$—	$37.5
Net income	$5.5	$16.5	$0.7	$4.5	$(7.8)	$19.4
Net income per share- basic (c)	$0.04	$0.11	$—	$0.03	$(0.05)	$0.13
Net income per share- diluted (c)	$0.04	$0.11	$—	$0.03	$(0.05)	$0.13

(a)	Other includes foreign exchange gain, restructuring consulting fees, and recovery of duplicate payments associated with the 2019 isolated service incident.
(b)	Income tax effects have been calculated based on the statutory tax rates in effect in the U.S. and foreign jurisdictions during the quarter.
(c)	GAAP and Adjusted basic and diluted net income per share are calculated based upon 145,593,019 and 151,444,901 weighted-average shares of common stock, respectively.

21	|	Q2 2021 Stockholder letter

	Six months ended June 30, 2021
	As reported	Share-based compensation	Severance charges	Other (a)	Income tax effects (b)	Adjusted
	($ in millions, except per share data)
Cost of revenue:
Recurring	$125.1	$6.2	$1.3	$—	$—	$117.6
Professional services and other	92.0	4.6	0.1	—	—	87.3
Product development and management	57.6	7.9	0.2	—	—	49.5
Depreciation and amortization	24.9	—	—	—	—	24.9
Total cost of revenue	299.6	18.7	1.6	—	—	279.3
Sales and marketing	98.4	6.5	1.0	—	—	90.9
General and administrative	109.0	29.7	1.1	12.5	—	65.7
Operating profit	(22.1)	54.9	3.7	12.5	—	49.0
Other expense, net	12.8	—	—	9.9	—	2.9
Depreciation and amortization	38.3	—	—	—	—	38.3
EBITDA	$3.4	$54.9	$3.7	$22.4	$—	$84.4
Net (loss) income	$(45.0)	$54.9	$3.7	$22.4	$(13.4)	$22.6
Net (loss) income per share- basic (c)	$(0.30)	$0.37	$0.02	$0.15	$(0.09)	$0.15
Net (loss) income per share- diluted (c)	$(0.30)	$0.37	$0.02	$0.15	$(0.09)	$0.15

(a)

Other includes foreign exchange loss, restructuring consulting fees, the difference the historical five-year average pension expense and the current period actuarially determined pension expense associated with the planned termination of the frozen U.S. pension plan and related changes in investment strategy associated with protecting the now fully funded status, and charges related to the abandonment of certain leased facilities.

(b)	Income tax effects have been calculated based on the statutory tax rates in effect in the U.S. and foreign jurisdictions during the quarter.
(c)

GAAP basic and diluted net income per share are calculated based upon 149,006,538 weighted-average shares of common stock, and Adjusted basic and diluted net income per share are calculated based upon 149,006,538 and 155,259,216 weighted-average shares of common stock, respectively.

22	|	Q2 2021 Stockholder letter

	Six months ended June 30, 2020
	As reported	Share-based compensation	Severance charges	Other (a)	Income tax effects (b)	Adjusted
	($ in millions, except per share data)
Cost of revenue:
Recurring	$101.5	$2.7	$0.8	$—	$—	$98.0
Professional services and other	80.5	1.5	0.9	—	—	78.1
Product development and management	34.6	2.3	0.4	—	—	31.9
Depreciation and amortization	19.6	—	—	—	—	19.6
Total cost of revenue	236.2	6.5	2.1	—	—	227.6
Sales and marketing	76.7	4.0	1.0	—	—	71.7
General and administrative	72.1	18.7	1.6	6.2	—	45.6
Operating profit	30.3	29.2	4.7	6.2	—	70.4
Other expense, net	2.9	—	—	1.3	—	1.6
Depreciation and amortization	23.9	—	—	—	—	23.9
EBITDA	$51.3	$29.2	$4.7	$7.5	$—	$92.7
Net income	$14.1	$29.2	$4.7	$7.5	$(14.0)	$41.5
Net income per share- basic (c)	$0.10	$0.20	$0.03	$0.05	$(0.10)	$0.28
Net income per share- diluted (c)	$0.09	$0.19	$0.03	$0.05	$(0.09)	$0.27

(a)	Other includes foreign exchange loss, restructuring consulting fees, and recovery of duplicate payments associated with the 2019 isolated service incident.
(b)	Income tax effects have been calculated based on the statutory tax rates in effect in the U.S. and foreign jurisdictions during the quarter.
(c)	GAAP and Adjusted basic and diluted net income per share are calculated based upon 145,119,172 and 151,321,093 weighted-average shares of common stock, respectively.

23	|	Q2 2021 Stockholder letter

Use of Non-GAAP financial measures

We use certain non-GAAP financial measures in this stockholder letter including Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, and revenue on a constant currency basis. We believe that Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income, non-GAAP financial measures, are useful to management and investors as supplemental measures to evaluate our overall operating performance. Adjusted EBITDA and Adjusted EBITDA margin are components of our management incentive plan and are used by management to assess performance and to compare our operating performance to our competitors. We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation, and amortization, as adjusted to exclude foreign exchange gain (loss), share-based compensation expense and related employer taxes, severance charges, restructuring consulting fees, and other non-recurring charges. Adjusted EBITDA margin is determined by calculating the percentage Adjusted EBITDA is of total revenue. Adjusted net income is defined as net income (loss), as adjusted to exclude, foreign exchange gain (loss), share-based compensation expense and related employer taxes, severance charges, restructuring consulting fees, and other non-recurring charges, all of which are adjusted for the effect of income taxes. Management believes that Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income are helpful in highlighting management performance trends because Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income exclude the results of decisions that are outside the normal course of our business operations.

Our presentation of Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income are intended as supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income should not be considered as alternatives to net income (loss), earnings (loss) per share, or any other performance measures derived in accordance with GAAP, or as measures of operating cash flows or liquidity. Our presentation of Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income should not be construed to imply that our future results will be unaffected by similar items to those eliminated in this presentation. Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income are included in this discussion because they are key metrics used by management to assess our operating performance.

Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income are not defined under GAAP, are not measures of net income (loss) or any other performance measures derived in accordance with GAAP, and are subject to important limitations. Our use of the terms Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP.

Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

In evaluating Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation.

We present revenue on a constant currency basis to assess how our underlying businesses performed, excluding the effect of foreign currency rate fluctuations, which we believe is useful to management and investors. We calculate revenue on a constant currency basis by applying the average foreign exchange rate in effect during the comparable prior period. Dayforce recurring revenue per customer is calculated on a constant currency basis by applying the prior year average exchange rate to all comparable periods.

24	|	Q2 2021 Stockholder letter

Forward-looking statements

This stockholder letter contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this stockholder letter are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements in this stockholder letter include statements relating to the fiscal year of 2021, as well as those relating to future growth initiatives. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “seek,” “plan,” “intend,” “believe,” “will,” “may,” “could,” “continue,” “likely,” “should,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events but not all forward-looking statements contain these identifying words. The forward-looking statements contained in this stockholder are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors that we believe are appropriate under the circumstances. As you consider this stockholder letter, you should understand that these statements are not guarantees of performance or results. These assumptions and our future performance or results involve risks and uncertainties (many of which are beyond our control). These risks and uncertainties include, but are not limited to, the following:

•	the impact of the Coronavirus disease 2019 (“COVID-19”) pandemic on our business, operations, and financial results;
•	our inability to manage our growth effectively or execute on our growth strategy;
•	our inability to successfully expand our current offerings into new markets or further penetrate existing markets;
•	our failure to provide new or enhanced functionality and features;
•	significant competition in the market in which our solutions compete;
•	our failure to manage our aging technical operations infrastructure;
•	system breaches, interruptions or failures, including cyber-security breaches, identity theft, or other disruptions that could compromise customer information or sensitive company information;
•

our failure to comply with applicable privacy, security, data, and financial services laws, regulations and standards, including our ongoing consent order with the Federal Trade Commission regarding data protection;

•	our failure to properly update our solutions to enable our customers to comply with applicable laws;
•	changes in regulations governing financial services, privacy concerns, and laws or other domestic or foreign data protection regulations;
•	our inability to maintain necessary third party relationships, and third party software licenses, and identify errors in the software we license;
•	our inability to offer and deliver high-quality technical support, implementation and professional services;
•	our inability to attract and retain key executive officers and highly skilled employees;
•	the impact of our outstanding debt obligations on our financial condition, results of operations, and value of our common stock; or
•	other risks and uncertainties described in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission.

25	|	Q2 2021 Stockholder letter

Additional factors or events that could cause our actual performance to differ from these forward-looking statements may emerge from time to time, and it is not possible for us to predict all of them. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual financial condition, results of operations, future performance and business may vary in material respects from the performance projected in these forward-looking statements. In addition to any factors and assumptions set forth above in this stockholder letter, the material factors and assumptions used to develop the forward-looking information include, but are not limited to: the general economy remains stable; the competitive environment in the HCM market remains stable; the demand environment for HCM solutions remains stable; our implementation capabilities and cycle times remain stable; foreign exchange rates, both current and those used in developing forward-looking statements, specifically USD to CAD, remain stable at, or near, current rates; we will be able to maintain our relationships with our employees, customers and partners; we will continue to attract qualified personnel to support our development requirements and the support of our new and existing customers; and that the risk factors noted above, individually or collectively, do not have a material impact on the company. Any forward-looking statement made by us in this stockholder letter speaks only as of the date on which it is made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About Ceridian HCM Holding Inc.

Ceridian is a global human capital management software company. Dayforce, our flagship cloud HCM platform, provides human resources, payroll, benefits, workforce management, and talent management functionality. Our platform is used to optimize management of the entire employee lifecycle, including attracting, engaging, paying, deploying, and developing people. Ceridian has solutions for organizations of all sizes.

Ceridian. Makes Work Life Better™

26	|	Q2 2021 Stockholder letter